Exhibit 4.6

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) is entered into on [Execution Date] by and among the following parties in Beijing, China:

Party A:

Shanghai Qiyue Information & Technology Co., Ltd., a wholly foreign-owned enterprise established and existing under the laws of China, with its address at Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai (the “Pledgee”).

Party B:	[Name of Shareholder of VIE], a limited liability company established and existing under the laws of China, with its address at [Address of Shareholder of VIE] (the “Pledgor”).

Party C:	[Name of VIE], a limited liability company established and existing under the laws of China, with its address at [Address of VIE].

The Pledgee, the Pledgor and Party C are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.

Party C is a limited liability company registered in [City of Registration of VIE], China, with a current registered capital of [Registered Capital of VIE]. On the date of this Agreement, the Pledgor is a shareholder of Party C and holds 100% Equity of Party C;

2.

The Pledgee is a wholly foreign-owned enterprise registered in Shanghai, China. The Pledgee and Party C concluded an Exclusive Business Cooperation Agreement (the “Business Cooperation Agreement”) on [Execution Date], pursuant to which the Pledgee shall provide relevant exclusive management and technical services, technical consulting and other services to Party C;

3.

The Parties hereto concluded an Exclusive Option Agreement (the “Exclusive Option Agreement”) on [Execution Date], pursuant to which, if the Pledgee requests a purchase based on its independent judgment, (a) the Pledgor shall transfer all or part of the Party C’s Equity held by it to the Pledgee and/or any other entity or individual designated by the Pledgee as per the request; (b) Party C shall transfer all or part of its assets to the Pledgee and/or any other entity or individual designated by the Pledgee as per the request, both to the extent permitted by Chinese Laws and after relevant conditions are met;

4.

The Parties hereto concluded a Voting Proxy Agreement (the “Voting Proxy Agreement”) on [Execution Date], pursuant to which the Pledgor irrevocably and fully authorizes the entity or individual designated by the Pledgee at that time to exercise, on behalf of the Pledgor, all shareholders’ voting rights as a shareholder of Party C;

5.	The Parties hereto concluded a Loan Agreement (“Loan Agreement”) on [Execution Date], pursuant to which the Pledgee shall provide loans to the Pledgor;

6.

As the security for the Pledgor’s performance of the Contractual Obligations (as defined below) and repayment of the Secured Debts (as defined below), the Parties hereto intend to enter into this Agreement on matters related to the Pledgor’s pledge all of Party C’s Equity held by it to the Pledgee.

1.	Definitions

Unless otherwise specified herein, the following words shall have the following meanings:

1.1

“Pledge Rights” shall refer to the Security Interests granted to the Pledgee by the Pledgor in accordance with Article 2 hereof, that is, the rights enjoyed by the Pledgee to receive priority compensation from the proceeds from the conversion, auction or sale of the pledged Equity.

1.2

“Equity” shall mean all Party C’s equity that the Pledgor legally holds and is entitled to dispose of as at the effective date of this Agreement, and that is to be pledged to the Pledgee in accordance with the provisions of this Agreement as security for its and Party C’s performance of the Contractual Obligations and the Secured Debts (including the Equity interests currently owned by the Pledgor that constitute or are related to all registered capital of Party C), as well as Additional Equity added in accordance with Article 6.7 hereof.

1.3	“Pledge Period” shall mean the period specified in Article 3 hereof.

1.4	“Event of Default” shall mean any of the circumstances set forth in Article 7 hereof.

1.5	“Notice of Default” shall mean the notice issued by the Pledgee to declare an Event of Default hereunder.

1.6

“Contractual Obligations” refers to all contractual obligations of the Pledgor under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Voting Proxy Agreement and the Loan Agreement; and all contractual obligations of Party C under the Business Cooperation Agreement, the Exclusive Option Agreement, the Voting Proxy Agreement, and the Loan Agreement; and all contractual obligations of by the Pledgor and Party C under this Agreement.

1.7	“Transaction Agreements” shall refer to the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Voting Proxy Agreement, and the Loan Agreement.

1.8

“Secured Debts” shall mean (a) all payments owed by Party C and/or the Pledgor to the Pledgee (including but not limited to consulting and service fees, borrowings and any amounts payable to the Pledgee under the Transaction Agreements (whether by virtue of maturity, through prepayment or otherwise), together with interest, liquidated damages (if any), compensation, and attorney’s fees, arbitration fees, various expenses for realizing the Pledge Rights such as the expenses for Equity evaluation and auction; (b) all direct, indirect, derivative losses and loss of predictable benefits suffered by the Pledgee as a result of any Event of Default by the Pledgee or Party C, the amount of which shall be determined based on the Pledgee’s reasonable business plan and profit forecast, etc.; and (c) all expenses incurred by the Pledgee to enforce the performance of its Contractual Obligations by the Pledgor and/or Party C.

1.9

“Chinese Law” shall include any law, regulation, rule, notice or other binding document issued by any central or local legislative, administrative or judicial department in Mainland China before or after the signing of this Agreement.

1.10

“Security Interests” shall include mortgage, pledge, third-party rights or interests, and any option, acquisition right, right of first refusal, right of set-off, retention of title or other security arrangements.

2.	Pledge Rights

2.1

As the security for the Pledgor’s timely and full repayment of the Secured Debts and the performance of the Contractual Obligations, the Pledgor hereby pledges its Equity to the Pledgee as a first order pledge in accordance with the provisions of this Agreement. Party C agrees that the Pledgor pledges the Equity to the Pledgee in accordance with the provisions of this Agreement.

2.2

The Parties understand and agree that the monetary valuation arising out of or in connection with the Secured Debts is a variable and floating one until the Final Settlement Date (as defined in Article 2.4). In case of any change in the monetary valuation of the Secured Debts and the Equity, the Pledgor and Pledgee may, by agreeing to amend and supplement this Agreement, adjust and confirm the maximum amount of Secured Debts to be secured by the Equity from time to time before the Final Settlement Date.

2.3

In case of any of the following events (“Cause of Final Settlement”), the value of the Secured Debts shall be determined based on the total amount of the Secured Debts due and unpaid to the Pledgee on the latest date before or on the date of the occurrence of the Cause of Final Settlement (the “Determined Obligations”):

(a)

The Business Cooperation Agreement, the Exclusive Option Agreement, the  Voting Proxy Agreement, or the Loan Agreement is/are terminated according to their respective terms, which results in the Pledgee serving a written notice to the Pledgor requesting to determine the Secured Debts;

(b)	Any Event of Default specified in Article 7 hereof occurs and is not resolved, which results in the Pledgee serving a Notice of Default to the Pledgor in accordance with Article 7.3;

(c)	Through due investigation, the Pledgee reasonably believes that the Pledgor and/or Party C have become insolvent or may be in an insolvent state; or

(d)	Any other event that requires the determination of the Secured Debts in accordance with Chinese Laws.

2.4

For the avoidance of doubts, the date on which the Cause of Final Settlement occurs shall be the final settlement date (the “Final Settlement Date”). The Pledgee shall have the right to realize the Pledge Rights in accordance with Article 8 at its option on or after the Final Settlement Date.

2.5

Within the Pledge Period (as defined in Article 3.1), the Pledgee shall have the right to deposit the fruits such as bonus, dividends or other distributable benefits arising from the Equity and use them to repay the Secured Debts to the Pledgee in priority. The Pledgor shall, upon receiving a written request from the Pledgee, deposit (or cause Party C to deposit) such fruits into an account designated by the Pledgee in writing for supervision purpose. Without prior written consent of the Pledgee, the Pledgor shall not withdraw the aforesaid fruits deposited into the account designated by the Pledgee in writing.

2.6

During the term hereof, the Pledgee shall not be liable, and the Pledgor shall have any right to make recourse or claim against the Pledgee in any form, for any reduction in the value of the Equity, unless it is caused by the intentional or gross negligence of the Pledgee.

2.7

The Equity pledge established hereunder is a continuing security, and its validity shall continue until any of the circumstances set forth in Article 3.1 hereof occurs. Neither the Pledgee’s waiver or grace of any breach of the Pledgor nor the Pledgee’s delay in exercising any of its rights under the Transaction Agreements and this Agreement shall affect the Pledgee’s right to require the Pledgor and Party C to strictly enforce its rights under Transaction Agreement and this Agreement at any time in the future, or the right of the Pledgee arising from the Pledgee’s or Party C’s subsequent breach of the Transaction Agreement and/or this Agreement in accordance with the provisions of this Agreement, relevant Chinese Laws and the Transaction Agreements.

3.	Pledge Period

3.1

The Pledge Rights shall take effect from the date on which the Equity pledge hereunder is registered with the administration for market regulation (the “Registration Authority”) where Party C is located. The validity period of the Pledge Rights (the “Pledge Period”) shall be from the said effective date until: (a) the last Secured Debt and Contractual Obligations secured by the Pledge Rights have been fully repaid and fulfilled; or (b) the Pledgee decides to purchase all of Party C’s Equity held by the Pledgor in accordance with the Exclusive Option Agreement to the extent permitted by the Chinese Laws, and all of Party C’s Equity has been legally transferred to the Pledgee and/or its designated party, and the Pledgee and its subsidiaries and branches can lawfully engage in the business of Party C; or (c) the Pledgee decides to purchase all of Party C’s assets in accordance with the Exclusive Option Agreement to the extent permitted by the Chinese Laws, and all of Party C’s assets have been legally transferred to the Pledgee and/or its designated party, and the Pledgee and its subsidiaries and branches can use the said assets to lawfully engage in Party C’s business; or (d) the Pledgee unilaterally requests termination of this Agreement (the Pledgee’s right to terminate this Agreement is not subject to any restrictive conditions and is only applicable to the Pledgee, and neither the Pledgor nor Party C has the right to unilaterally terminate this Agreement); or (e) it should be terminated in accordance with applicable Chinese Laws and regulations.

3.2

During the Pledge Period, if Party B and/or Party C fail to fulfill their Contractual Obligations or repay their Secured Debts (including but not limited to failing to pay the exclusive consulting or service fees according to the Business Cooperation Agreement or failing to fulfill other provisions of any Transaction Agreement), the Pledgee shall be entitled (but not be obligated) to dispose of the Pledge Rights in accordance with the provisions hereof.

4.	Registration of Pledge Rights and Custody of Equity Records

4.1

The Pledgor and Party C agree and undertake that, immediately after the signing of this Agreement, Party C shall, and the Pledgor shall cause Party C to, immediately record the Equity pledge arrangement hereunder in the register of shareholders of Party C on the date of this Agreement, and submit an application for registration of the establishment (or change) of Equity pledge to the Registration Authority in accordance with applicable laws and regulations no later than the twentieth (20th) day after the date of this Agreement or other longer period agreed by the Pledgor in writing. The Pledgor and Party C further agree and undertake that they shall complete all the procedures for the registration of Equity pledge and obtain a registration notice issued by the Registration Authority within thirty (30) days from the date of the Registration Authority’s formal acceptance of the application for the registration of Equity pledge, and the Registration Authority will record the matter of Equity pledge accurately in the register of equity pledge.

4.2

The Parties agree that they may enter into a separate Equity Pledge Registration Agreement (“Equity Pledge Registration Agreement”) for the purpose of go through the procedures for the industrial and commercial registration of Equity pledge. For the avoidance of ambiguity, in the event of any conflict between the Equity Pledge Registration Agreement and this Agreement, this Agreement shall prevail.

4.3

Within the Pledge Period specified herein, Party C/the Pledgor shall deliver the original equity contribution certificate, the register of shareholders recording the Pledge Rights (and other documents reasonably requested by the Pledgee, including but not limited to the Pledge Rights registration notice issued by the administration for market regulation) to the Pledgee for custody within one week from the date of completing the procedures for the registration of Pledge Rights in accordance with Article 4.1 above. The Pledgee shall have custody of such documents throughout the entire Pledge Period specified herein.

5.	Representations and Warranties of the Pledgor and Party C

The Pledgor represents and warrants to the Pledgee that:

5.1

The Pledgor is an entity established and existing under the laws of China, and has obtained due authorization to execute, deliver and perform this Agreement, and may independently act as a subject of litigation.

5.2

The Pledgor is the sole legal and beneficial owner of the Equity of Party C, and thus has full rights and power to pledge the Equity to the Pledgee in accordance with the provisions hereof and to dispose of the Equity or any part thereof. Subject to the provisions hereof, the Pledgor enjoys legal and perfect title to the Equity.

5.3	The Pledgee shall have the right to dispose of or transfer the pledged Equity in accordance with the provisions hereof.

5.4

Except for the Pledge Rights hereunder, the Pledgor has not created any Security Interests or other encumbrances on the Equity. There is no dispute over the ownership of the Equity, and no unpaid subscribed capital contributions, taxes, or fees related to the Equity. The Equity is not subject to any pending or threatened attachment or other legal procedures, and can be used for pledge and transfer in accordance with applicable laws.

5.5

The Pledgor’s execution of this Agreement and exercise of its rights or performance of its obligations hereunder will not violate or conflict with any Chinese Law, any court judgment, any arbitral award, any administrative decision, any agreement or contract to which the Pledgor is a party or by which its assets are bound, or any undertaking made by the Pledgor to any third party.

5.6

All documents, materials, statements and certificates provided by the Pledgor to the Pledgee, whether provided before or after the effectiveness of this Agreement or during the Pledge Period, are true, accurate, complete and valid.

5.7	After this Agreement is duly executed by the Pledgor and takes effect in accordance with its terms, it shall constitute a legal, valid and binding obligation on the Pledgor.

5.8

The Pledgor has the full corporate rights and power to execute and deliver this Agreement and all other documents which it will execute in connection with the transactions contemplated hereunder, and has the full rights and power to complete the transactions contemplated hereunder.

5.9

Except for the procedures for the registration of Equity pledge required to be completed with the Registration Authority, all consents, permits, waivers and authorizations required to be obtained from third parties, all approvals, permits, exemptions, registration or filing procedures required to be obtained from or completed with government authorities, for the execution and performance of this Agreement and the effectiveness of the Equity pledge hereunder have been obtained and completed and will remain fully valid during the term of this Agreement.

5.10	The pledge hereunder constitutes the Security Interests in the Equity first in order.

5.11

There is no pending or, to the knowledge of the Pledgor, threatened, lawsuit, legal proceeding or claim against the Pledgor or its assets or Equity, in/to any court or arbitral tribunal, or any governmental or administrative authority, which will have a material or adverse impact on the economic condition of the Pledgor or its ability to perform its obligations and security liability hereunder.

5.12	Except as otherwise stipulated herein, no party shall interfere once the Pledgee exercises its rights hereunder.

Party C represents and warrants to the Pledgee that:

5.13

Party C is a limited liability company registered and validly existing under the laws of China with independent corporate capacity. It can independently act as a subject of litigation, has full and independent legal status and legal capacity, and is duly authorized to execute, deliver and perform this Agreement.

5.14	After this Agreement is duly executed by Party C and takes effect in accordance with its terms, it shall constitute a legal, valid and binding obligation on Party C.

5.15

Party C has the full corporate rights and power to execute and deliver this Agreement and all other documents which it will execute in connection with the transactions contemplated hereunder, and has the full rights and power to complete the transactions contemplated hereunder.

5.16

There is no major Security Interests or other encumbrances over the assets owned by Party C that may affect the rights and interests of the Pledgee in the Equity (including but not limited to the transfer of any of Party C’s intellectual property or any asset with a value of RMB 1 million or more, or any property rights or use right encumbrances attached thereto).

5.17

There is no pending or, to the knowledge of Party C, threatened, litigation, arbitration, administrative proceedings, administrative penalties or other legal proceedings against the Equity, Party C or its assets, in/to any court or arbitral tribunal, or any governmental or administrative authority, which will have a material or adverse impact on the economic condition of Party C or the ability of the Pledgor or Party C to perform their obligations and security liability hereunder.

5.18

Party C’s execution of this Agreement and exercise of its rights or performance of its obligations hereunder will not violate or conflict with any Chinese Law, any court judgment, any arbitral award, any administrative decision, any agreement or contract to which Party C is a party or by which its assets are bound, or any undertaking made by Party C to any third party.

5.19

All documents, materials, statements and certificates provided by Party C to the Pledgee, whether provided before or after the effectiveness of this Agreement or during the Pledge Period, are true, accurate, complete and valid.

5.20

Except for the procedures for the registration of Equity pledge required to be completed with the Registration Authority, all consents, permits, waivers and authorizations required to be obtained from third parties, all approvals, permits, exemptions, registration or filing procedures required to be obtained from or completed with government authorities, for the execution and performance of this Agreement and the effectiveness of the Equity pledge hereunder have been obtained and completed and will remain fully valid during the term of this Agreement.

5.21	The pledge hereunder constitutes the Security Interests in the Equity first in order.

5.22

Party C hereby warrants to the Pledgee that the above representations and warranties are true and correct and will be fully complied with at any time and under any circumstances before the Contractual Obligations are fully performed or the Secured Debts are fully discharged.

6.	Undertakings and Further Agreement of the Pledgor and Party C

The Pledgor undertakes and further agrees that:

6.1The Pledgor hereby undertakes to the Pledgee that, during the term hereof,

6.1.1

Without prior written consent of the Pledgee, the Pledgor will not transfer or permit others to transfer all or any part of the Equity, or create or permit the existence of any Security Interest or other encumbrances that may affect the Pledgee’s rights and interests in the Equity except for the purpose of performing the Exclusive Option Agreement. For the Equity transfer consented by the Pledgee in writing, the Pledgor shall first use the proceeds from the Equity transfer to repay the Secured Debt to the Pledgee in advance;

6.1.2

The Pledgor will comply with and implement all Chinese Laws applicable to the Equity pledge. In case the Pledgor receives any notice, order or proposal issued or made by any competent authority (or any other relevant party) regarding the Pledge Rights, it will present the said notice, order or proposal to the Pledgee within five (5) days, and comply with such notice, order or proposal, or raise objections and make statements on the above matters as reasonably requested by the Pledgee or with the consent of the Pledgee;

6.1.3

In case any event occurs  (including but not limited to the following events: any legal action, arbitration or other claims is initiated or made; any third party disputes over the ownership of the Equity; the Pledgee’s Pledge Rights is or may be adversely affected by any other third party; there is any pending, or to the knowledge of the Pledgor, threatened, civil or criminal litigation, administrative litigation, arbitration or any other legal procedures is against the Pledgor or the Equity) or the Pledgor receives any notice, which may have an impact on the Pledgee’s rights in the Equity or any part thereof or the Pledgee’s interests under the Transaction Agreements and this Agreement, or which may have an impact on any of the Pledgor’s warranties and other obligations arising out of this Agreement, the Pledgor shall promptly notify the Pledgee and shall take all necessary measures to ensure the Pledgee’s interest in the pledged Equity at the reasonable request of the Pledgee.

6.2

In order to protect or perfect the Security Interests granted by this Agreement to secure the payment of the Secured Debts and the performance of Contractual Obligations, and to ensure the Pledgee’s interests in the pledged Equity and the exercise and realization of such rights, the Pledgor hereby undertakes to the Pledgee that it will apply to the Registration Authority for the establishment (or change) of the Equity pledge hereunder in accordance with the Equity Pledge Registration Measures no later than the twentieth (20th) day after the date of this Agreement, and will in good faith execute and cause other parties interested in the Pledge Rights to execute all documents (including but not limited to any supplementary agreement to this Agreement), certificates, agreements, deeds and/or undertakings required by the Pledgee.

6.3

The Pledgor hereby undertakes to the Pledgee that it will abide by and fulfill all warranties, undertakings, agreements, representations and conditions hereunder. If the Pledgor fails to fulfill, or only partially fulfill, its warranties, undertakings, agreements, representations and conditions hereunder, it shall compensate the Pledgee for all losses caused thereby.

6.4

If the Equity is subject to any property preservation, enforcement, or any compulsory measures imposed by a court or other government department for any reason, or if there is any possibility of value reduction or loss of the Equity, which is sufficient to endanger the rights of the Pledgee, the Pledgor shall immediately notify the Pledgee in writing of such circumstances and cooperate with the Pledgee to take effective measures to protect the rights and interests of the Pledgee, including but not limited to providing additional property as collateral or security. If the Pledgor does not provide the said additional property, the Pledgee may auction or sell off the Equity at any time and use the proceeds of the auction or sale to repay the Secured Debts in advance or deposit it, and any and all expenses incurred thereby shall be solely borne by the Pledgor.

6.5

Without prior written consent of the Pledgee, Party C shall not increase or reduce its registered capital, and the Pledgor shall not transfer the Equity of Party C or create any Security Interests or other encumbrances on it. Subject to the preceding sentence, the equity of Party C registered and obtained by the Pledgor after the signing of this Agreement (“Additional Equity”) and the registered capital of Party C corresponding to such equity shall also belong to the Equity that should be pledged by the Pledgor to the Pledgee in accordance with the provisions hereof. When the Pledgor obtains the Additional Equity, the Pledgor and Party C shall immediately enter into a supplementary equity interest pledge agreement with the Pledgee in respect of the Additional Equity, cause the board of directors of Party C and the shareholders’ meeting of Party C to approve the supplementary equity interest pledge agreement, and shall submit to the Pledgee all documents necessary for the supplementary equity interest pledge agreement, including but not limited to: (a) the original of the shareholders’ capital contribution certificate issued by Party C in respect of the Additional Equity; and (b) a certified copy of the capital verification report or other capital contribution certificate issued by a Chinese certified public accountant in respect of the Additional Equity. The Pledgor and Party C shall go through the procedures for the registration of pledge establishment (or change) in respect of the Additional Equity in accordance with the provisions of Article 4.1, and deliver relevant documents to the Pledgee for custody in accordance with Article 4.3 hereof.

6.6

Unless the Pledgee priorly issues a written instruction to the contrary, the Pledgor and/or Party C agree that if part or all of the Equity is transferred between the Pledgor and any third party (the “Equity Transferee”) in violation of this Agreement, the Pledgor and/or Party C shall ensure that the Equity Transferee unconditionally acknowledges the Pledge Rights and go through the necessary procedures for the registration of pledge change (including but not limited to executing relevant documents) to ensure the existence of the Pledge Rights. The Pledgor’s and/or Party C’s performance of this Article shall not be deemed as the Pledgee’s waiver of its right to pursue the Pledgor’s and/or Party C’s liability for breach of contract. The Pledgee hereby expressly reserves the right to pursue the Pledgor’s and/or Party C’s liability for breach of contract.

6.7	If the exercise of the Pledge Rights hereunder results in any Equity transfer, the Pledgor undertakes to take all measures to achieve such transfer.

6.8

Before the Contractual Obligations are fully fulfilled and the Secured Debts are fully repaid or this Agreement is rescinded, the Pledgor shall not transfer, sell, create pledge or mortgage on or otherwise dispose of the pledged Equity pursuant to this Agreement, and/or waive any fruits arising from holding the Equity, including but not limited to dividends and bonuses, unless it is so agreed by the Pledgee.

6.9

The Pledgor shall not execute any document or make any commitment that has a conflict of interest with any agreement or other legal documents that is executed and being performed by Party C or the Pledgee and its designated person, nor shall it cause any conflict of interest between the Pledgor and the Pledgee and its shareholders by any act or omission. If such conflict of interest arises (The Pledgee shall have the right to unilaterally decide whether or not such conflict of interest arises), the Pledgor shall take measures to eliminate it as soon as possible with the consent of the Pledgee or its designated person. If the Pledgor refuses to take measures to eliminate the conflict of interest, the Pledgee will have the right to exercise the options under the Exclusive Option Agreement.

6.10	If, in accordance with applicable laws, any amendment, supplement or update to this Agreement should take effect only after completing the procedures for the approval and/or registration of pledge change, the Pledgor shall complete such procedures with relevant Registration Authority within five (5) days from the date of completing such amendment, supplement or update.

6.11

In the event of bankruptcy, liquidation or dissolution of the Pledgor or other circumstances that may affect the Pledgor’s exercise of the rights over the Party C’s Equity held by it, the shareholder or transferee holding Party C’s Equity at that time will be deemed to be a party to this Agreement, succeeding/assuming all of the Pledgor’s rights and obligations hereunder.

6.12

The Pledgor has made and executed, and has caused its shareholders (including indirect shareholders and actual equity holders) and directors (if applicable) to make and execute, all arrangements and documents appropriate and necessary to ensure that, in the event of a merger, division, dissolution, liquidation or cancellation of the Pledgor and/or any other circumstance that may affect the Pledgor’s exercise of right over the Party C’s Equity held by it, its successor, liquidation team, creditors and other persons who may therefore acquire Party C’s Equity or related rights will not affect or hinder the performance of this Agreement. The Pledgor warrants to the Pledgee that it has made and executed, and has caused its shareholders (including indirect shareholders and actual equity holders) and directors (if applicable) to make and execute, all arrangements and documents appropriate and necessary to ensure the Pledgor’s valid existence and the Pledgor’s performance of this Agreement.

6.13

The Pledgor shall obtain prior written consent of the Pledgee in case of any change in the Pledgor’s controlling shareholder or actual controller, and the Pledgee shall not unreasonably withhold such consent if (a) both the changed controlling shareholder or actual controller agree and undertake to cause the Pledgor to continue to perform this Agreement in writing, and (b) such change will not cause this Agreement go against the current Chinese Laws or cause other adverse effects on this Agreement;

6.14

The Pledgor shall obtain prior consent of the Pledgee in case of the Pledgor’s merger, division, dissolution, liquidation, application for bankruptcy or cancellation, and the Pledgee shall not unreasonably withhold such consent if (a) the Pledgor's successor agrees and undertakes to continue to perform this Agreement in writing, and (b) such change will not cause this Agreement go against the current Chinese Laws or cause other adverse effects on this Agreement.

Party C undertakes and further agrees that:

6.15

If, according to the law, the execution and performance of this Agreement and the pledge of Equity hereunder require the consent, permit, waiver or authorization of any third party, or require the approval, permit or exemption of or the completion of registration or filing procedures with any government authority, Party C will make every effort to assist in obtaining such consent, permit, waiver, authorization, approval or exemption or completing such registration or filing procedures and maintaining its full effectiveness during the term of this Agreement. If Party C’s business term expires during the term of this Agreement, Party C shall complete the procedures for extending the business term before the expiration the original business term to ensure the continued effectiveness of this Agreement.

6.16

Without prior written consent of the Pledgee, Party C shall not transfer or sell Party C’s assets, or create or permit the creation of any Security Interest or other encumbrances on Party C’s assets that may affect the rights and interests of the Pledgee in the Equity (including but not limited to the transfer of any intellectual property or any assets of Party C with a value of more than RMB 1 million, or any property rights or use right encumbrances attached thereto).

6.17

In the event of any legal action, arbitration or other claim that may adversely affect the Equity of Party C or the interests of the Pledgee under the Transaction Agreements and this Agreement, Party C warrants that it will notify the Pledgee in writing as soon as possible and in a timely manner, and to take all necessary measures to ensure the Pledgee’s interest in the pledged Equity at reasonable request of the Pledgee.

6.18	Party C shall not have or permit any act or action that may adversely affect the Pledgee’s interests under the Transaction Agreements and this Agreement or the Equity.

6.19

Party C will, within the first month of each calendar quarter, provide the Pledgee with its financial statements for the previous calendar quarter, including but not limited to the balance sheet, the income statement and the statement of cash flows.

6.20

Party C warrants to take all necessary measures and execute all necessary documents at the reasonable request of the Pledgee to ensure the Pledgee’s rights and interests in the pledged Equity and the exercise and realization of such rights and interests.

6.21

Where Party C is dissolved or liquidated according to Chinese Laws, this Agreement shall be terminated, and Party C and Party B will, to the extent permitted by Chinese Laws, transfer all its assets, including the Equity, to Party A free of charge or at the lowest price permitted by Chinese Laws at the time, or the liquidation team at that time will dispose of all assets, including the Equity, of Party C for the purpose of protecting the interests of shareholders and/or creditors of the overseas direct or indirect parent company of Party A.

6.22

Each Party warrants to the other Parties that, once the Pledgee is permitted by Chinese Laws and decides to purchase all the Equity of Party C held by the Pledgor in accordance with the Exclusive Option Agreement, and all the Secured Debts and Contractual Obligations are fully repaid and fulfilled, the Parties will immediately terminate this Agreement.

7.	Event of Default

7.1	Each of the following events shall be deemed as an Event of Default:

7.1.1

The Pledgor breaches or is unable to perform any of its Contractual Obligations under the Exclusive Option Agreement, the Voting Proxy Agreement, the Loan Agreement and/or this Agreement; or Party C breaches or is unable to perform any of its Contractual Obligations under the Exclusive Option Agreement, the  Voting Proxy Agreement, the Business Cooperation Agreement, the Loan Agreement and/or this Agreement;

7.1.2

Any representation or warranty of the Pledgor in Article 5 hereof contains misrepresentations or errors, and/or the Pledgor violates any warranty in Article 5 hereof and/or any undertaking in Article 6 hereof;

7.1.3	The Pledgor or Party C fails to complete the procedures for the registration of the Equity pledge with the Registration Authority in accordance with the provisions hereof;

7.1.4	The Pledgor or Party C violates any provision or term of this Agreement;

7.1.5

Any of the Pledgor’s loans, guarantees, indemnities, commitments or other debt obligations to any third party (a) is required to be repaid or performed in advance due to Pledgor’s breach of contract; or (b) is due but cannot be repaid or performed as scheduled;

7.1.6

Any approval, license, consent, permit or authorization of or issued by the government authority which makes this Agreement enforceable, legal and effective is withdrawn, suspended, invalidated or materially altered;

7.1.7	Any applicable law promulgates which makes this Agreement illegal or prevents the Pledgor from continuing to perform its obligations hereunder;

7.1.8	Any property owned by the Pledgor has undergone adverse changes, which causes the Pledgee to believe that the ability of the Pledgor to perform its obligations hereunder has been affected;

7.1.9

Party C or its successor or custodian can only partially fulfill or refuse to fulfill their payment obligations under the Business Cooperation Agreement, or the Pledgor and/or Party C can only partially repay or refuse to repay the Secured Debts; and

7.1.10	Any other circumstances under which the Pledgee is unable or may be unable to exercise its Pledge Rights.

7.2	The Pledgor and Party C shall immediately notify the Pledgee upon becoming aware or discovering that any of the events set forth in Article 7.1 or any event that may lead to the above has occurred.

7.3

The Pledgee may, upon or at any time after the occurrence of an Event of Default, issue a Notice of Default to the Pledgor and exercise all of its remedies for breach of contract available under Chinese Laws, the Transaction Agreements and this Agreement, including but not limited to:

(a)

requiring the Pledgor and/or Party C to immediately pay all outstanding payments due and payable under the Business Cooperation Agreement, all arrears under the Transaction Agreements, and all other payments due and payable to the Pledgee, and/or repay the loan; and/or

(b)

disposing of the Pledge Rights in accordance with Article 8 hereof and/or otherwise disposing of the pledged Equity to the extent permitted by laws (including but not limited to taking precedence over others to be compensated from the monetary value obtained by converting all or part of the Equity into money or from the price of auction or sale of the Equity).

The Pledgee shall have the right to choose to exercise any of the said rights based on its independent judgment, and the other Parties hereto shall unconditionally agree to fully cooperate with respect thereto. The Pledgee shall not be held liable for any losses caused by its reasonable exercise of such rights and powers.

7.4

The Pledgee shall have the right to appoint its lawyer or other agent in writing to exercise any and all of its rights and powers mentioned above, and neither the Pledgor nor Party C shall raise any objection thereto.

7.5

The Pledgee shall have the right to choose to exercise any or all remedies for breach of contract that it is entitled to simultaneously or successively. The Pledgee does not need to exercise other remedies for breach of contract prior to exercising its rights to auction or sell off the Equity hereunder.

8.	Exercise of the Pledge Rights

8.1	The Pledgee may exercise the Pledge Rights by sending a written notice to the Pledgor.

8.2

When exercising the Pledge Rights, the Pledgee shall have the right to dispose of the pledged Equity to the extent permitted and in accordance with applicable Chinese Laws; All funds received by the Pledgee as a result of exercising the Pledge Rights shall be used in the following order:

(a)	to pay all expenses arising from the Pledgee’s disposal of Equity and the exercise of rights (including the lawyers’ fees and agent fee);
(b)	to pay the taxes payable due to the disposal of Equity;
(c)	to repay the Secured Debts to the Pledgee.

If there is any remaining amount after deducting the said amounts, such remaining amount (without interest) shall be paid to the Pledgor or other person entitled to it according to relevant Chinese Laws or deposited with the notary office where the Pledgee is located (any and all expenses incurred therefrom shall be paid from the remaining amount).

8.3

When the Pledgee disposes of the Pledge Rights in accordance with this Agreement, the Pledgor and Party C shall provide necessary assistance to enable the Pledgee to enforce the Pledge Rights in accordance with this Agreement.

8.4

All actual expenses, taxes and legal fees in connection with the creation of the Equity pledge and the realization of the Pledgee’s rights hereunder shall be borne by Party C, except for those that should be borne by the Pledgee according to Chinese Laws. In such case, the Pledgee shall have the right to deduct such expenses from the funds obtained from exercising its rights.

8.5

The amount of the Secured Debts determined by the Pledgee at its own discretion when exercising its Pledge Rights over the Equity in accordance with the provisions of this Agreement shall be conclusive evidence of the Secured Debts hereunder.

9.	Assignment

9.1	The Pledgor shall not assign or delegate its rights and obligations hereunder without prior written consent of the Pledgee.

9.2

The Pledgor and Party C agree that, to the extent not contrary to Chinese Laws, the Pledgee may delegate or assign any of the rights it may exercise under this Agreement, the Transaction Agreements and other security documents to any third party in any manner and on such terms and conditions as it deems appropriate upon notification to the Pledgor and Party C.

9.3

This Agreement shall be binding upon the Pledgor and Party C, their respective successors and permitted assignees (if any), and inure to the benefit of the Pledgee and each of its successors and assignees.

9.4

If, at any time, the Pledgee assigns any and all of its rights and obligations under the Transaction Agreements to any party (natural person/legal person) designated by it, the assignee shall enjoy the rights and assume the obligations of the Pledgee hereunder as if it were a signatory to this Agreement. When the Pledgee assigns the rights and obligations under the Transaction Agreements, the Pledgor and/or Party C should execute relevant agreement or other documents related to such assignment at the request of the Pledgee.

9.5

If the Pledgee is changed to another person due to the assignment of the Transaction Agreements and/or this Agreement, upon the request of the Pledgee, the Pledgor and Party C should conclude a new equity interest pledge agreement with the new pledgee on the pledged Equity on the same terms and conditions as this Agreement and handle the procedures for the registration of Pledge with respect thereto.

9.6	The Pledgor shall strictly abide by the provisions of this Agreement and other contracts signed by any or all of the Parties hereto, including the Transaction Agreements, perform its obligations under this Agreement and such other contracts (including the Transaction Agreements), and shall not have any act or omission that may affect the validity and enforceability hereof and thereof. Unless instructed by the Pledgee in writing, the Pledgor shall not exercise any remaining rights over the pledged Equity hereunder.

10.	Termination

Upon the expiration of the Pledge Period, this Agreement shall be terminated and the Equity pledge hereunder shall be released. The Pledgor and Party C shall record the release of the Equity pledge in the register of shareholders of Party C, and handle the procedures for the de-registration of the Equity pledge with relevant Registration Authority. Any and all reasonable expenses incurred due to the release of the Equity pledge shall be borne by the Pledgor and Party C. Article 12, 13 and 19.5 of this Agreement shall survive the termination of this Agreement.

11.	Handling Fee and Other Fees

All fees and actual costs related to this Agreement, including but not limited to attorney’s fees, production costs, stamp duties, and any other taxes and expenses, shall be borne by Party C. If the Pledgee is required to bear certain taxes or fees by applicable Chinese Laws, the Pledgor shall cause Party C to fully repay the taxes or fees paid by the Pledgee.

12.	Confidentiality

The Parties acknowledge that all oral or written information exchanged by them hereunder is confidential (“Confidential Information”). Party B and Party C shall keep the Confidential Information in strictly confidential, and shall not disclose it to any third party without prior written consent of Party A, other than the information: (a) that is already known to the public (other than through unauthorized disclosure by the receiving Party); (b) that is required to be disclosed by applicable laws or the rules or regulations of any stock exchange; or (c) that is required to be disclosed by Party B or Party C to its legal or financial advisor for the transactions contemplated hereunder, provided that such legal or financial advisor should also assume the obligations of confidentiality similar to those specified in this Article. If any employee of or any entity engaged by Party B or Party C discloses the Confidential Information in violation of this Agreement, Party B or Party C shall be held liable as if such disclosure is made by Party B or Party C itself. This Article shall remain in force no matter this Agreement is invalid or terminated for any reason.

13.	Governing Law and Dispute Resolution

13.1	The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of China.

13.2

Any and all disputes arising from the interpretation and performance of this Agreement shall be first resolved by the Parties through friendly negotiation. If no agreement can be reached within thirty (30) days after any Party requests the other Parties to resolve the dispute through negotiation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon all Parties. The arbitration tribunal may decide to use Party C’s Equity interests, assets or property interests to compensate the Pledgee for its losses caused by any other Party’s breach of contract, or award compulsory relief in respect of relevant business or mandatory asset transfer, or order Party C to go bankrupt and liquidate. After the arbitral award comes into force, any Party shall have the right to apply to the courts with jurisdiction for enforcement of the arbitral award. If necessary, the arbitration institution shall have the right to order that the Breaching Party should immediately stop the breach of contract or that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by the Pledgee before making a final decision on the dispute between the Parties. The courts of Mainland China, Hong Kong, the Cayman Islands or other courts with jurisdiction (including the courts of the place where Party C is registered, the courts of the place where Party C’s or the Pledgee’s main assets are located) shall also have the right to grant or enforce the award of the arbitration tribunal, or award or enforce temporary relief for Party C’s Equity interests or property interests, or make a ruling or judgment to grant temporary relief to the Party who initiated the arbitration pending the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or judgment that the Breaching Party should immediately stop the breach or ruling that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by the Pledgee.

13.3

In case of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder except for the matters in dispute.

13.4

If, at any time after the date of this Agreement, any Chinese Law is promulgated or there is any change in any existing Chinese Law or change in the interpretation or application of any existing Chinese Law, (a) and if such newly promulgated or changed law is more favorable to Party A compared with the Chinese Laws in effect on the date of this Agreement (while the other Parties are not seriously affected), the Parties shall apply for to obtain the benefits caused by such change or new promulgation of laws in a timely manner and use their best efforts to obtain the approval of the application; or (b) if Party A’s economic interests hereunder are directly or indirectly adversely affected by such change or new promulgation of laws, this Agreement shall continue to be performed in accordance with its original provisions and the Parties shall use all legal means to obtain exemption from compliance with the changed or newly promulgated laws, both to the extent permitted by Chinese Laws. If the adverse effect on Party A’s economic interests cannot be resolved in accordance with the provisions of this Agreement, the Parties shall timely consult with each other to make all necessary amendments to this Agreement to maintain Party A’s economic interests hereunder.

14.	Force Majeure

14.1

“Force Majeure” refers to any unforeseeable, unavoidable and insurmountable event which makes any Party unable to perform all or any part of its obligations hereunder, including but not limited to earthquakes, typhoons, floods, wars, strikes, riots, government actions, legal provisions or changes in the application thereof.

14.2

If a Force Majeure event occurs which affects any Party’s performance of any of its obligations hereunder, such performance shall be automatically suspended during the period of delay caused by the Force Majeure, and the performance period shall be automatically extended for a period equal to the suspended period, and the affected Party will not be subject to punishment or liability for such suspension and extension. In case of Force Majeure, the Parties shall immediately consult with each other to seek a just solution and make every reasonable effort to minimize the impact of Force Majeure.

15.	Notice

15.1

Any and all notices and other communications required or permitted to be sent hereunder shall be served to the address, fax number and e-mail address of the notified Party set forth in Annex I hereto by hand, prepaid registered mail, express service, fax or e-mail. For each notice, a copy thereof shall be sent by email for confirmation purpose. A notice shall be deemed to be validly served:

15.1.1	on the date when it is received or rejected at the designated mailing address if it is sent by hand, express service or prepaid registered mail;

15.1.2	on the date of successful transmission (as evidenced by the fax receipt generated by the fax machine) if it is sent by fax; or

15.1.3	on the date of successful sending if it is sent by email.

15.2	Any Party may change its mailing address, fax number and/or e-mail address of notice at any time by sending a notice to the other Parties in accordance with the provisions of this Article.

16.	Severability

If any one or more provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect according to any law or regulation, the validity, legality or enforceability of the other provisions shall not be affected or impaired in any respect. The Parties shall negotiate with each other in good faith to replace such invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions with the economic effects as similar as those of such invalid, illegal or unenforceable provisions to the maximum extent permitted by law and expected by the Parties.

17.	Annex

The annexes hereto shall constitute an integral part of this Agreement.

18.	Effectiveness, Amendment, Modification, Supplement and Counterpart

18.1

This Agreement shall take effect as of the date of signing by the Parties, and the Equity pledge hereunder shall take effect as of the date of completing relevant registration procedures with the Registration Authority.

18.2

No amendment, modification and supplement to this Agreement shall take effect unless it is made in writing and is signed or sealed by all the Parties, and relevant government registration procedures have been completed (if applicable).

18.3

If the U.S. Securities and Exchange Commission (“SEC”), the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities propose any modification to this Agreement, or any change related to this Agreement is required by the rules or relevant requirements of the SEC and the SEHK, both Parties shall modify this Agreement accordingly.

18.4

This Agreement is made in four (4) copies, with the Pledgor, the Pledgee and Party C each holding one (1) of them and the rest one being submitted to the Registration Authority. Each copy shall have the same effect.

19.	Miscellaneous

19.1

Except for the written amendments, supplements or modification made after the signing of this Agreement, this Agreement shall constitute the entire agreement and shall replace all prior oral and written negotiations, statements and contracts reached by the Parties on the subject matter hereof.

19.2	This Agreement shall be binding and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

19.3

Any Party may waive its rights hereunder, but such waiver by Party B and Party C must be made in writing and signed by Party A. A Party’s waiver of the default of any other Party under a certain circumstance shall not be deemed as a waiver of similar default under any other circumstance.

19.4	The headings of this Agreement are inserted for convenience only and shall not be used to interpret, explain, or otherwise affect the meaning of, the provisions of this Agreement.

19.5

Each Party agrees to promptly execute further documents and take further actions reasonably necessary for or conducive to the implementation of the provisions hereof or the achievement of the purposes hereof.

19.6

Without prejudice to the Transaction Agreements and other provisions of this Agreement, if at any time due to the promulgation or amendment of any Chinese Law, or due to any change in the interpretation or application of such Chinese Laws, or due to any change in relevant registration procedures, the Pledgee believes that it is illegal or contrary to Chinese Laws to maintain the Pledge Rights hereunder in effect and/or disposing of the Equity in the manner specified herein, the Pledgor and Party C shall immediately take any action and/or execute any agreement or other documents in accordance with Pledgee’s written instructions and reasonable requirements to: (a) maintain this Agreement and the Pledge Rights hereunder in effect; (b) facilitate the disposal of the Equity in the manner specified herein; and/or (c) maintain or realize the security created or intended to be created hereby.

19.7

This Agreement is a legal document independent of the Transaction Agreements and other security documents. The invalidity of any Transaction Agreement or any other security document shall not affect the rights and obligations of the Parties hereunder. If any Transaction Agreement or any other security document is declared invalid, but the Pledgor still has outstanding Contractual Obligations and/or still owes Secured Debts to the Pledgee, the Equity hereunder shall still be used as collateral for the Contractual Obligations and Secured Debts, until the Pledgor has paid off all the Secured Debts and fulfilled all the Contractual Obligations.

(Remainder of this page is intentionally left blank.)

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed on the date and at the place first above written.

Party A:

Shanghai Qiyue Information & Technology Co., Ltd. (Seal)

Company seal: /s/ Shanghai Qiyue Information Technology Co., Ltd.

Signature:	/s/ LIU Jinli
Authorized Representative:	LIU Jinli

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed on the date and at the place first above written.

Party B:

[Name of Shareholder of VIE] (seal)

Company seal: /s/ [Name of Shareholder of VIE]

Signature:	/s/ [Name of the Authorized Representative of Shareholder of VIE]
Authorized Representative:	[Name of the Authorized Representative of Shareholder of VIE]

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed on the date and at the place first above written.

Party C:

[Name of VIE] (seal)

Company seal: /s/ [Name of VIE]

Signature:	/s/ [Name of the Authorized Representative of VIE]
Authorized Representative:	[Name of the Authorized Representative of VIE]

Annex I

For the purpose of notification, the contact details of each Party are as follows:

Party A:

Shanghai Qiyue Information & Technology Co., Ltd

Address: Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai

Tel:

Party B:

[Name of Shareholder of VIE]

Address: [Address of Shareholder of VIE]

Tel:

Party C:

[Name of VIE]

Address: [Address of VIE]

Tel:

Schedule of Material Differences

One or more persons entered into equity interest pledge agreement with Shanghai Qiyue Information Technology Co., Ltd. using this form. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE or Its Shareholder	Unified Social Credit Code of VIE or Its Shareholder	Address of VIE or Its Shareholder	City of Registration of VIE	Registered Capital of VIE	Name of the Authorized Representative of VIE or Its Shareholder	Execution Date
1	Shanghai Qibutianxia Information Technology Co., Ltd	91110106796743693W	Floor 2, 3, 21 and 22, Yunling East Road No. 89, Putuo District, Shanghai			LIU Wei	June 1, 2022
2	Beijing Zhongxin Baoxin Technology Co., Ltd	911101087916221632	No. 1003-17, F/10, Building 1, Xinxin Road No. 28, Haidian District, Beijing			LIU Wei	June 1, 2022
3	Beijing Qicaitianxia Technology Co., Ltd	91110107MA008U1E3A	Room A-2684, F/2, Building 3, Yard 30, Shixing Street, Shijingshan District, Beijing			YIN Hongguang	June 1, 2022
4	Shanghai Qiyu Information & Technology Co., Ltd	91310230MAIJXJYF7E	Room 1118, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	Shanghai	RMB200 million	SUN Mengjie	June 1, 2022
5	Shanghai 360 Financing Guarantee Co., Ltd	91310000MA1FL6JW6P	Room 201, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	Shanghai	RMB130 million	GUO Shijun	June 1, 2022
6	Fuzhou 360 Financing Guarantee Co., Ltd	91350100MA31UJWL4W	Management Room of Longjiang Ecological Culture Park, Yinxi Street, Fuqing, Fuzhou City, Fujian Province	Fuzhou City	RMB3,700 million	LIU Xiong	June 1, 2022